GLO CPAs, LLP

12941 Interstate 45 N., Ste. 422
Houston, Texas 77060

P: 281-873-5005
F: 281-873-5383

GLO
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement on Form S-8 of International American Technologies, Inc. (now Hammonds Industries, Inc.) and the related prospectuses and to the incorporation by reference therein of our report dated March 23, 2007 with respect to the consolidated financial statements of International American Technologies, Inc. (now Hammonds Industries, Inc.) as of December 31, 2006 and for the year ended December 31, 2006 included in the Annual Report on Form 10-KSB, as amended, of International American Technologies, Inc. (now Hammonds Industries, Inc.) for the fiscal year ended December 31, 2006

GLO CPAs, LLP

GLO CPAs, LLP

Houston, Texas
December 17, 2007